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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


  As independent public accountants, we hereby consent to the incorporation of our reports dated May 1, 1998, included in this Form 10-K/A, into the Company's previously filed Registration Statements on Form S-8 filed on November 17, 1989, January 31, 1990, May 16, 1991, October 13, 1995, June 12, 1996 and March
26, 1998, on Form S-3 filed on August 19, 1991, October 13, 1995, November 7, 1995 and March 4, 1998, and on Form S-4 filed on February 20, 1998. It should be noted that we have not audited any financial statements of the Company subsequent to March 31, 1998 or performed any audit procedures subsequent to the date of our report.


ARTHUR ANDERSEN LLP

Houston, Texas
February 18, 1999